Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
SECOND QUARTER FISCAL 2010
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 10, 2010 at 5:00 pm EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (888) 423-3269 or (612) 332-7515 at least five minutes prior to the call and referencing conference code 155416. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 155416.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in the second quarter of fiscal 2010 of $292.8 million, up 22.6% from $238.8 million a year ago. Total GAAP revenue in Q2 10 was $273.0 million, up 19.2% from $229.1 million in Q2 09. We recognized non-GAAP net income in the second quarter of $83.3 million, representing $0.28 per diluted share, compared to non-GAAP net income of $63.4 million, or $0.24 per diluted share, in the same period last year. We recognized a GAAP net loss in the second quarter of ($15.4) million, or ($0.05) per diluted share, compared to Q2 09 GAAP net income of $5.3 million, or $0.02 per diluted share, as adjusted for the retrospective application of FASB ASC 470-20, which Nuance adopted on October 1, 2009. Second quarter non-GAAP operating margin was 32.0%, up from 31.3% a year ago. Second quarter operating cash flow was $55.5 million, up from $49.8 million in the same quarter a year ago. Nuance ended Q2 10 with a cash balance of $461.8 million.
Compared to Q2 09, Nuance’s Q2 10 non-GAAP revenue benefited from (1) growth in mobile royalties and healthcare product licenses, (2) continued momentum in healthcare on-demand solutions, (3) growth in product and licensing revenue from our imaging business, due to contributions from eCopy, and (4) contributions to mobile services revenue from the acquisition of SpinVox.
Nuance continued to improve operating leverage in the quarter. As discussed in recent quarters, in FY 10 we have increased investments targeted at enhancing growth, while remaining mindful of operating efficiencies.
Discussion of non-GAAP Revenue
In Q2 10, North America contributed 69% of non-GAAP revenue and international contributed 31%. Although on-demand revenues continued to grow year over year, Q2 10 also represented the third consecutive quarter of strong product and licensing revenue. Within our enterprise and healthcare solutions, the trend toward customer preference for our subscription and transactional pricing models continues. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP revenue.)

Table: Non-GAAP Revenue by Market

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2009	2009	2009	2009	2009	2010	2010
Mobile-Enterprise	$113.4	$119.5	$125.5	$137.2	$495.7	$127.6	$138.9
Organic Growth	(10)%	2%	2%	(1)%	(2)%	12%	10%
Healthcare-Dictation	$114.0	$105.2	$108.1	$113.8	$441.0	$121.2	$120.0
Organic Growth	17%	5%	6%	(4)%	6%	7%	13%
Imaging	$17.0	$14.1	$17.7	$24.8	$73.6	$35.8	$33.9
Organic Growth	5%	(16)%	0%	16%	1%	7%	11%

Total revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6	$292.8

Organic Growth	2%	1%	3%	0%	1%	10%	11%
Table: Non-GAAP Revenue by Type

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2009	2009	2009	2009	2009	2010	2010
Product and Licensing	$110.4	$94.2	$95.6	$124.2	$424.4	$130.2	$128.0
% of Revenue	45%	39%	38%	45%	42%	46%	44%
Professional Services and Hosting	$91.4	$104.2	$112.5	$108.2	$416.3	$104.5	$118.6
% of Revenue	38%	44%	45%	39%	41%	37%	40%
Maintenance and Support	$42.6	$40.4	$43.2	$43.4	$169.6	$49.9	$46.2
% of Revenue	17%	17%	17%	16%	17%	17%	16%

Total revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6	$292.8

Since FY 08, Nuance has pursued and secured significant new on-demand contracts within our healthcare, mobile and enterprise businesses. As noted above, we continue to see a growing preference among healthcare and enterprise customers for subscription and transactional pricing models. Within our mobile market, where additional growth is targeted towards carrier-based services, new bookings also demonstrated a growing emphasis upon transactional models. Typically, associated professional services revenue is recognized over the life of the on-demand customer relationship rather than being recognized as the services are performed, which has contributed to an increase in deferred revenue this fiscal year as professional services are being performed to implement solutions under enterprise on-demand contracts signed in fiscal 2009. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenue over extended periods.
In Q2 10, product and licensing revenue grew significantly compared to Q2 09, due primarily to increased mobile royalties, healthcare product licenses, and contributions from eCopy. In Q2 10, professional services and hosting revenue grew compared to both Q2 09 and Q1 10, due to increased on-demand revenue from enterprise and healthcare solutions, as well as new contributions from our voicemail-to-text solutions.
Mobile-Enterprise Solutions. Within our mobile business, voicemail-to-text solutions contributed to professional services and hosting revenue in the quarter. In addition, Nuance continued to secure significant design wins and penetration onto new products, expanding the number of models that include Nuance technology. During Q2 10, mobile royalties grew, reflecting increased unit shipments, increased market penetration and pre-payments associated with new contracts. During Q1 10, Nuance introduced Dragon Dictation and Dragon Search for the iPhone. In addition to driving visibility, the success of Nuance’s Dragon iPhone apps has generated interest from carriers and mobile providers to deliver applications for other mobile platforms, languages and vertical markets. Recently, that interest has resulted in deployments and product announcements, such as Dragon Dictation for the iPad, Dragon Dictation for E-mail for the Blackberry, incorporation into 3rd party applications targeted at smartphones, and the T-Mobile myTouch 3G Slide Android smartphone (which features Nuance-powered voice activation and dictation for more than 50 mobile applications such as voice dialing, e-mail, text messages, calendar and web search, as well as text-to-speech readback of incoming messages). Key customers and design wins in Q2 10 included Apple, AT&T, Bell Canada, BT Business, Ford, Kyocera, LGE, Motorola, Nokia, Panasonic, Pantech Curitel, Rogers, Sony Ericsson, TCL, Telefonica, Toshiba, Toyota, Verizon, Vonage and ZTE.
Within our enterprise business, Q2 10 bookings resulted in record backlog hours in enterprise professional services, which stood at 266,777 hours at the end of Q2 10, as compared with 179,176 hours at the end of Q2 09. The estimated future value of unimplemented contracts for the Nuance On Demand solution at the end of Q2 10 was $45.0 million, as compared with $41.8 million at the end of Q1 10. Nuance’s professional services team continues to progress toward implementation of solutions under large contracts for the Nuance On Demand solution signed during FY 09, which led to an increase in deferred revenues related to set-up fees and will lead to future professional services and hosting revenue. Key enterprise customers in Q2 10 included AT&T, Bank of America, Centrelink, Citigroup, Disney, Kaiser Permanente, and State Electricity Board (India).
Healthcare-Dictation Solutions. Within our healthcare business, both on-demand solutions and product licenses contributed to revenue growth. During Q2 10, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.099 billion lines per year, up 15% from 2.686 billion lines per year during Q2 09. During Q2 10, Nuance closed several large eScription, Dragon Medical, SpeechMagic and radiology sales. Key customers in Q2 10 included Banner Health, Boulder Community Hospital, Carolinas HealthCare System, Chesapeake Regional Medical Center, City of Hope, Texas Children’s Hospital, UC Davis Medical Center, US Air Force and Wellspan Health. In addition, Nuance continues to work closely with several key electronic health records (EHR) partners on both product integration and sales engagement in connection with the Dragon Medical EHR Certification Program, which is designed to ensure seamless Dragon Medical workflow with EHRs. Nuance continues its commitment to expanding its healthcare sales staff throughout this year.
In our non-medical Dragon dictation solutions, Q2 10 revenue growth compared to Q2 09 was driven by contributions from MacSpeech, sales and awareness generated by advertising campaigns and the successful introduction of Dragon dictation and search applications for the iPhone. Revenue declined compared to Q1 10 due to seasonality. Key customers in Q2 10 included Children’s Aid Society, Indian High Court, Misco UK, Texas Department of Family and Protective Services, and Zurich.
Imaging Solutions. Second quarter revenue growth compared to Q2 09 was driven by contributions from eCopy, as well as Nuance’s PDF and imaging solutions. Key customers and design wins in Q2 10 included Brother, IBM, International Monetary Fund, Motorola, and Washington Attorney General’s Office. During FY 10, Nuance is focusing its growth and investment strategies in network scanning solutions and expanding our OEM relationships.
Discussion of non-GAAP Cost of Revenue and Gross Margins
In Q2 10, cost of revenue was approximately $91.7 million, for a gross margin of 68.9%, up slightly from 68.2% in Q2 09, mainly due to product mix. Gross margin for product and licensing declined to 89.3% in Q2 10 from 90.4% a year ago, primarily due to lower gross margins on eCopy products. Gross margin for professional services and hosting declined to 40.6% in Q2 10 from 42.4% a year ago, primarily due to high costs of hosting services during the integration of SpinVox. Gross margin for maintenance and support improved to 83.7% in Q2 10 from 82.9% a year ago.

Discussion of non-GAAP Operating Expenses and Operating Margins
In Q2 10, operating margin was approximately 32.0%, up from 31.3% in Q2 09. Compared to Q2 09, Q2 10 research and development expense increased 29.2%, sales and marketing expense increased 25.5%, and general and administrative expense increased 5.6%. Although expenses grew in each operating category, total operating expenses as a percentage of non-GAAP revenue declined slightly. The increased expenses reflect Nuance’s FY 10 plan to make additional investments in product, sales and marketing as well as the higher levels of expenses resulting from acquisitions. The improved margins reflect Nuance’s FY 10 plan to make those additional investments, targeted at enhancing growth, while remaining mindful of operating efficiencies.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q2 10 cash flow from operations of $55.5 million, compared to $49.8 million in Q2 09. Q2 10 cash flow from operations was negatively impacted due to our acquisition of SpinVox by approximately $19 million, primarily due to the payment of assumed liabilities. However, Q2 10 cash flow from operations did benefit from increased revenue and collections related to our other operations. At the end of Q2 10, our cash balance was approximately $461.8 million. Capital expenditures totaled $5.1 million and depreciation was $5.4 million for Q2 10.
DSOs
In Q2 10, days sales outstanding (DSO) were 39 days, compared to 35 days in Q2 09. The increase in DSOs resulted primarily from the acquisition of SpinVox. We calculate DSOs net of deferred maintenance revenue, based on organic non-GAAP revenue.
Deferred Revenue
Total deferred revenue increased from $168.6 million at the end of Q2 09 to $207.1 million at the end of Q2 10, and long-term deferred revenue increased from $21.0 million to $63.5 million over the same period. The increase in deferred revenue was due to increased deferred set-up fees for enterprise on-demand contracts and other professional services, eCopy billings, and increased maintenance and support, offset in part by recognition of deferred revenue due to continued execution under acquired contracts from SNAPin.
Discussion of Q3 10 Guidance and Fiscal Year Outlook
The improved economic climate, the increased investments in sales and marketing resources, and the strength of our offerings should deliver continued growth for the balance of the year. We expect the improved royalty reports from many or our partners to continue. Favorable backlog, bookings and pipeline in the second quarter also position us well for the balance of the year. During the second half of 2010, revenues should benefit from the growth in mobile services, especially voicemail-to-text; continued performance of our healthcare on-demand offering; increased penetration of our Dragon medical offerings; and new product upgrade cycles. Weighing on our second half growth will likely be the continued migration towards on-demand solutions in our enterprise business, which results in revenue recognized over the life of the contract. In addition, we benefited in the first-half from payments associated with new design wins and contracts in our mobile business. While we anticipate further design wins, the timing and effect of those can not be certain.
In recent quarters, we signaled our intention to increase expenses in sales, services and R&D related to additional hiring. We anticipate that hiring will continue in these areas for the balance of the year. Additionally, we expect advertising and promotions expenses to rise, especially in the fourth quarter, associated with product launch activities.
Investors should also be aware that losses associated with the SpinVox acquisition exceeded our expectations in the second quarter and that these losses, while smaller, will continue through the third quarter. Our projections for fiscal year 2010 revenues from SpinVox remain in the range of $30 million to $35 million, consistent with our guidance from last quarter.
With these factors in mind, we expect full-year, FY 10 GAAP revenues in the range of $1,109 million to $1,140 million. We now expect FY 10 non-GAAP revenues between $1,184 million and $1,215 million. Reminding investors of our seasonality comments above, as well as product launches in the fourth quarter, we expect Q3 10 GAAP revenues between $272 million and $284 million, and we anticipate Q3 10 non-GAAP revenues between $292 million and $304 million.
Last quarter we advised investors to expect expense growth in three primary areas: sales personnel, advertising and demand creation, and research and development personnel. Our second quarter results did, in fact, reflect these investments. We anticipate that they will continue in the third quarter. We expect FY 10 GAAP EPS to be in the range of ($0.09) and ($0.06) and FY 10 non-GAAP EPS to be in the range of $1.15 and $1.18. We expect Q3 10 GAAP EPS to be in the range of ($0.05) and ($0.03) and Q3 10 non-GAAP EPS to be in the range of $0.27 and $0.29.
This ends the prepared conference call remarks.
Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.
Enterprise professional services backlog hours. Nuance defines its enterprise professional services backlog hours as the accumulated estimated professional services hours necessary to fulfill all of its existing, executed professional services contracts within the enterprise business, including those that are cancelable by customers, based on the original estimate of hours sold. Nuance believes its professional services backlog hours are useful in forecasting its internal professional services needs, as well as for projecting future professional services revenues.
Estimated future value of unimplemented Nuance On-Demand contracts. Nuance considers contracts for its Nuance On Demand solutions to be unimplemented for the time period from execution of the contract with the customer until such time as implementation and set-up services are complete and the customers have begun utilizing the on-demand platform. Once a contract is implemented, the entire estimated value of the contract is deducted from the total. Because contracts for our Nuance On Demand solutions are generally large, multi-year contracts, the aggregate estimated value of these contracts can materially increase or decrease from period to period as contracts are executed and implemented.
Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using sourced transcription net line counts, as defined in our customer contracts. The annualized line run-rate is determined by the number of lines actually billed in a given quarter, multiplied by four.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding enterprise professional services backlog, the value of unimplemented Nuance On Demand contracts, continued growth for the balance of the fiscal year, growth in mobile services, continued migration to on-demand solutions in our enterprise business, additional design wins in our mobile business, future increases in expenses associated with sales, services, and research and development, increases in advertising and promotion expenses, revenue contributions from our acquisition of SpinVox, our financial performance in the third quarter and fiscal 2010, the future demand for, performance of, and opportunities for growth in our product offerings and solutions in healthcare, mobile, enterprise and imaging, the general economic condition, and Nuance managements’

future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2009 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired asset in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2010 and 2009, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from eCopy and SpinVox for the three and six months ended March

31, 2010, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer during the same quarter. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.
Acquisition-Related Costs, Net.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.
(ii) Professional service fees. Professional service fees include direct costs of the acquisition, as well as post-acquisition legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.
(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.
The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party’s extensive speech recognition technology and research organization, Nuance has entered into a six-and-a-half-year agreement to accelerate development of new speech technologies. All intellectual property derived from the collaboration will be jointly owned by the two parties, but Nuance will have sole rights to commercialize this intellectual property during the term of the agreement. For non-GAAP purposes, Nuance considers this long-term contract and the resulting acquisition of intellectual property from this third-party over the agreement’s term to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding this expense. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from the collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:
(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Table Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009
Revenue:
Product and licensing	$113,161	$87,025	$226,388	$172,600
Professional services and hosting	116,228	103,004	219,923	193,196
Maintenance and support	43,616	39,116	89,671	80,183

Total revenue	273,005	229,145	535,982	445,979

Cost of revenue:
Product and licensing	10,702	9,051	23,293	17,808
Professional services and hosting	73,000	62,781	134,996	121,263
Maintenance and support	7,714	7,137	15,704	14,180
Amortization of intangible assets	12,184	9,409	23,202	17,427

Total cost of revenue	103,600	88,378	197,195	170,678

Gross profit	169,405	140,767	338,787	275,301

Operating expenses:
Research and development	37,931	27,330	74,881	57,880
Sales and marketing	63,899	50,143	129,461	110,617
General and administrative	31,305	25,237	58,756	50,826
Amortization of intangible assets	22,201	19,034	44,327	36,382
Acquisition-related costs, net	7,962	3,327	20,767	9,230
Restructuring and other charges, net	12,372	250	12,987	2,348

Total operating expenses	175,670	125,321	341,179	267,283

Income (loss) from operations	(6,265)	15,446	(2,392)	8,018

Other expense, net	(6,843)	(11,164)	(14,654)	(18,443)

Income (loss) before income taxes	(13,108)	4,282	(17,046)	(10,425)

Provision (benefit) for income taxes	2,288	(998)	2,628	10,613

Net income (loss)	$(15,396)	$5,280	$(19,674)	$(21,038)

Net loss per share:
Basic	$(0.05)	$0.02	$(0.07)	$(0.09)

Diluted	$(0.05)	$0.02	$(0.07)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	284,994	250,656	281,988	243,283

Basic and diluted	284,994	269,187	281,988	243,283

Financial statements for the three and six months ended March 31, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	March 31, 2010	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$461,804	$527,038
Accounts receivable and unbilled receivables, net	223,296	208,719
Inventories, net	7,941	8,525
Prepaid expenses and other current assets	56,896	51,545

Total current assets	749,937	795,827

Land, building and equipment, net	53,286	53,468
Goodwill	2,039,705	1,891,003
Intangible assets, net	706,161	706,805
Other assets	77,503	52,361

Total assets	$3,626,592	$3,499,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$8,318	$6,862
Contingent and deferred acquisition payments	12,663	91,431
Accounts payable and accrued expenses	220,238	164,393
Deferred and unearned revenue	143,602	144,395
Other short term liabilities	9,939	12,144

Total current liabilities	394,760	419,225

Long-term portion of debt and capital leases	850,218	848,898
Long-term deferred revenue	63,546	33,904
Other long term liabilities	155,630	154,436

Total liabilities	1,464,154	1,456,463

Stockholders’ equity	2,162,438	2,043,001

Total liabilities and stockholders’ equity	$3,626,592	$3,499,464

Financial statements as of September 30, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Six months ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net Loss	$(19,674)	$(21,038)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,977	62,933
Stock-based compensation	44,774	35,002
Non-cash interest expense	6,524	6,315
Non-cash restructuring expense	6,833	—
Gain on foreign currency forward contracts	—	(8,049)
Deferred tax provision	(1,111)	1,612
Other	666	1,914
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(8,541)	33,782
Inventories	709	(1,461)
Prepaid expenses and other assets	(4,428)	(8,299)
Accounts payable	(2,249)	25,499
Accrued expenses and other liabilities	(10,357)	(2,832)
Deferred revenue	29,457	5,187

Net cash provided by operating activities	120,580	130,565

Cash flows from investing activities:
Capital expenditures	(7,850)	(12,657)
Payments for acquisitions, net of cash acquired	(159,352)	(61,712)
Proceeds from maturities of marketable securities	—	56
Payments for equity investment	(14,970)	(159)
Payments for acquired technology	(7,350)	(62,886)

Net cash used in investing activities	(189,522)	(137,358)

Cash flows from financing activities:
Payments of debt and capital leases	(4,064)	(3,521)
Purchases of treasury stock	(538)	(144)
Payments of other long-term liabilities	(4,818)	(4,775)
Proceeds from settlement of shared-based derivatives	3,784	—
Proceeds from issuance of common stock, net of issuance costs	—	175,111
Proceeds from issuance of common stock from employee stock options and purchase plan	18,823	7,069
Cash used to net share settle employee equity awards	(9,246)	(5,000)

Net cash provided by financing activities	3,941	168,740

Effects of exchange rate changes on cash and cash equivalents	(233)	(2,505)
Net increase (decrease) in cash and cash equivalents	(65,234)	159,442
Cash and cash equivalents at beginning of period	527,038	261,540

Cash and cash equivalents at end of period	$461,804	$420,982

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009
GAAP revenue	$273,005	$229,145	$535,982	$445,979
Acquisition-related revenue adjustments: product and licensing	14,813	7,154	31,805	31,953
Acquisition-related revenue adjustments: professional services and hosting	2,436	1,210	3,273	2,450
Acquisition-related revenue adjustments: maintenance and support	2,577	1,281	6,369	2,851

Non-GAAP revenue	$292,831	$238,790	$577,429	$483,233

GAAP cost of revenue	$103,600	$88,378	$197,195	$170,678
Cost of revenue from amortization of intangible assets	(12,184)	(9,409)	(23,202)	(17,427)
Cost of revenue adjustments: product and licensing (1,2)	2,948	(5)	6,126	(11)
Cost of revenue adjustments: professional services and hosting (1,2)	(2,467)	(2,711)	(4,905)	(4,368)
Cost of revenue adjustments: maintenance and support (1,2)	(202)	(249)	(417)	(335)

Non-GAAP cost of revenue	$91,695	$76,004	$174,797	$148,537

GAAP gross profit	$169,405	$140,767	$338,787	$275,301
Gross profit adjustments (1,2)	31,731	22,019	63,845	59,395

Non-GAAP gross profit	$201,136	$162,786	$402,632	$334,696

GAAP income (loss) from operations	$(6,265)	$15,446	$(2,392)	$8,018
Gross profit adjustments (1,2)	31,731	22,019	63,845	59,395
Research and development (1)	2,419	2,937	4,449	5,627
Sales and marketing (1)	8,779	6,228	17,297	13,559
General and administrative (1)	10,386	5,424	17,032	10,458
Amortization of intangible assets	22,201	19,034	44,327	36,382
Costs related to research and development collaborative agreement	4,000	—	8,000	—
Acquisition-related costs, net	7,962	3,327	20,767	9,230
Restructuring and other charges, net	12,372	250	12,987	2,348

Non-GAAP income from operations	$93,585	$74,665	$186,312	$145,017

GAAP provision (benefit) for income taxes	$2,288	$(998)	$2,628	$10,613
Non-cash taxes	1,812	4,356	3,301	(1,955)

Non-GAAP provision for income taxes	$4,100	$3,358	$5,929	$8,658

GAAP net income (loss)	$(15,396)	$5,280	$(19,674)	$(21,038)
Acquisition-related adjustment — revenue (2)	19,826	9,645	41,447	37,254
Acquisition-related adjustment — cost of revenue (2)	(3,403)	(461)	(6,800)	(644)
Acquisition-related costs, net	7,962	3,327	20,767	9,230
Cost of revenue from amortization of intangible assets	12,184	9,409	23,202	17,427
Amortization of intangible assets	22,201	19,034	44,327	36,382
Non-cash stock-based compensation (1)	24,708	18,015	44,774	35,002
Non-cash interest expense, net	3,245	3,280	6,524	6,493
Non-cash income taxes	(1,812)	(4,356)	(3,301)	1,955
Costs from IP collaboration agreement	4,000	—	8,000	—
Change in fair value of share-based instruments	(2,636)	—	(4,708)	—
Restructuring and other charges, net	12,372	250	12,987	2,348

Non-GAAP net income	$83,251	$63,423	$167,545	$124,409

Non-GAAP diluted net income per share	$0.28	$0.24	$0.56	$0.48

Diluted weighted average common shares outstanding	300,196	269,187	297,855	261,884

Financial statements for the three and six months ended March 31, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$9	$4	$18	$6
Cost of professional services and hosting	2,913	3,147	5,561	4,927
Cost of maintenance and support	202	275	417	425
Research and development	2,419	2,937	4,449	5,627
Sales and marketing	8,779	6,228	17,297	13,559
General and administrative	10,386	5,424	17,032	10,458

Total	$24,708	$18,015	$44,774	$35,002

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$19,826	$9,645	$41,447	$37,524
Cost of product and licensing	(2,957)	1	(6,144)	5
Cost of professional services and hosting	(446)	(436)	(656)	(559)
Cost of maintenance and support	—	(26)	—	(90)

Total	$16,423	$9,184	$34,647	$36,880

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2
Total Revenue	2009	2009	2009	2009	2009	2010	2010
GAAP Revenue	$216.8	$229.1	$241.0	$263.3	$950.4	$263.0	$273.0
Adjustment	$27.6	$9.7	$10.3	$12.4	$59.9	$21.6	$19.8

Non-GAAP Revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6	$292.8

Mobile-Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2
Revenue	2009	2009	2009	2009	2009	2010	2010
GAAP Revenue	$99.8	$114.5	$118.0	$129.9	$462.3	$125.0	$136.0
Adjustment	$13.6	$5.0	$7.5	$7.3	$33.4	$2.6	$2.9

Non-GAAP Revenue	$113.4	$119.5	$125.5	$137.2	$495.7	$127.6	$138.9

Healthcare-Dictation	Q1	Q2	Q3	Q4	FY	Q1	Q2
Revenue	2009	2009	2009	2009	2009	2010	2010
GAAP Revenue	$100.0	$100.6	$105.6	$112.3	$418.4	$120.0	$118.5
Adjustment	$14.0	$4.6	$2.5	$1.5	$22.6	$1.2	$1.5

Non-GAAP Revenue	$114.0	$105.2	$108.1	$113.8	$441.0	$121.2	$120.0

	Q1	Q2	Q3	Q4	FY	Q1	Q2
Imaging Revenue	2009	2009	2009	2009	2009	2010	2010
GAAP Revenue	$17.0	$14.1	$17.4	$21.1	$69.7	$18.0	$18.5
Adjustment	$0.0	$0.0	$0.3	$3.7	$3.9	$17.8	$15.4

Non-GAAP Revenue	$17.0	$14.1	$17.7	$24.8	$73.6	$35.8	$33.9

Product and	Q1	Q2	Q3	Q4	FY	Q1	Q2
Licensing Revenue	2009	2009	2009	2009	2009	2010	2010
GAAP Revenue	$85.6	$87.0	$87.3	$113.4	$373.4	$113.2	$113.2
Adjustment	$24.8	$7.2	$8.3	$10.8	$51.0	$17.0	$14.8

Non-GAAP Revenue	$110.4	$94.2	$95.6	$124.2	$424.4	$130.2	$128.0

Professional Services	Q1	Q2	Q3	Q4	FY	Q1	Q2
and Hosting Revenue	2009	2009	2009	2009	2009	2010	2010
GAAP Revenue	$90.2	$103.0	$111.0	$107.2	$411.4	$103.7	$116.2
Adjustment	$1.2	$1.2	$1.5	$1.0	$4.9	$0.8	$2.4

Non-GAAP Revenue	$91.4	$104.2	$112.5	$108.2	$416.3	$104.5	$118.6

Maintenance and	Q1	Q2	Q3	Q4	FY	Q1	Q2
Support Revenue	2009	2009	2009	2009	2009	2010	2010
GAAP Revenue	$41.1	$39.1	$42.7	$42.8	$165.6	$46.1	$43.6
Adjustment	$1.5	$1.3	$0.5	$0.6	$4.0	$3.8	$2.6

Non-GAAP Revenue	$42.6	$40.4	$43.2	$43.4	$169.6	$49.9	$46.2

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2010
	Low	High
GAAP revenue	$1,109,000	$1,140,000
Acquisition-related adjustment — revenue	75,000	75,000

Non-GAAP revenue	$1,184,000	$1,215,000

GAAP net income (loss), per share	$(0.09)	$(0.06)
Acquisition-related adjustment — revenue	0.25	0.25
Acquistion-related adjustment — cost of revenue	(0.04)	(0.04)
Acquisition-related costs, net	0.11	0.11
Cost of revenue from amortization of intangible assets	0.16	0.16
Amortization of intangible assets	0.29	0.29
Non-cash stock-based compensation	0.33	0.33
Non-cash interest expense	0.04	0.04
Non-cash income taxes	0.03	0.03
Costs from IP collaboration agreement	0.05	0.05
Change in fair value of share-based instruments	(0.02)	(0.02)
Restructuring and other charges, net	0.04	0.04

Non-GAAP net income (loss), per share	$1.15	$1.18

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	287,500	287,500

Weighted average common shares: diluted	302,100	302,100

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	June 30, 2010
	Low	High
GAAP revenue	$272,000	$284,000
Acquisition-related adjustment — revenue	20,000	20,000

Non-GAAP revenue	$292,000	$304,000

GAAP net income (loss), per share	$(0.05)	$(0.03)
Acquisition-related adjustment — revenue	0.07	0.07
Acquistion-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.09	0.09
Non-cash interest expense	0.01	0.01
Non-cash income taxes	0.02	0.02
Costs from IP collaboration agreement	0.01	0.01
Restructuring and other charges, net	0.00	0.00

Non-GAAP net income (loss), per share	$0.27	$0.29

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	291,600	291,600

Weighted average common shares: diluted	305,300	305,300

###